For Immediate Release

Contacts:	Steve Gaut, Public Relations
404-828-8787

UPS OFFERS VOLUNTARY RETIREMENT INCENTIVE TO ELIGIBLE U.S.-BASED MANAGEMENT EMPLOYEES

ATLANTA, April 25, 2018 - UPS (NYSE: UPS) today announced further actions within the company’s organizational transformation initiatives. A select group of non-operations, retirement-eligible U.S. management employees were informed of their eligibility for participation in a special Voluntary Retirement Plan (VRP). Under the VRP, eligible employees will be offered a financial buyout to retire. The voluntary retirement program is designed to occur in phases to help maintain an orderly transition among those eligible to retire. The special VRP offer does not change the design, nor eligibility for, UPS retirement plans. This initiative will reduce headcount and lower on-going operating expense. The financial details of the voluntary program will be disclosed at a future date.

The UPS transformation is positioning the company to take advantage of record growth in demand for logistics services. This is the first of several new initiatives. The company is also streamlining work processes through technology for greater staff efficiency and raising operating efficiency through investment in its global smart logistics network. UPS expects its transformation initiatives to redirect resources to improve customers’ experience, enhance growth initiatives, create employee career opportunities and strengthen shareowner returns.

About UPS

UPS (NYSE: UPS) is a global leader in logistics, offering a broad range of solutions including transporting packages and freight; facilitating international trade, and deploying advanced technology to more efficiently manage the world of business. Headquartered in Atlanta, UPS serves more than 220 countries and territories worldwide. The company can be found on the web at ups.com or pressroom.ups.com and its corporate blog can be found at longitudes.ups.com. To get UPS news direct, follow @UPS_News on Twitter.